Exhibit 21

Subsidiaries of Registrant

3Pea Technologies, Inc. a Nevada corporation – 100% owned by Registrant

QFour Corp., a Nevada corporation – 81% owned by Registrant

Paysign Limited, a registered private limited company of the Republic of Ireland – 61.5% owned by Registrant